Exhibit 99.1

Inspire Medical Systems, Inc. Announces Fourth Quarter and
Full Year 2024 Financial Results and Updates 2025 Outlook

Inspire Reports Year-over-Year Revenue Growth of 25% and
Earnings per Share Growth of 135% for the Fourth Quarter 2024

MINNEAPOLIS, Minnesota - February 10, 2025 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter and year ended December 31, 2024.

Recent Business Highlights and Full Year 2025 Guidance

•Generated revenue of $239.7 million for the fourth quarter of 2024, a 25% increase over the same quarter last year, and revenue of $802.8 million for full year 2024, a 28% increase over full year 2023
•Achieved gross margin of 85.0% for the fourth quarter of 2024
•Reported net income of $35.2 million and diluted net income per share of $1.15 for the fourth quarter of 2024 and net income of $53.5 million and diluted net income per share of $1.75 for full year 2024
•Activated 72 new U.S. centers for the fourth quarter of 2024, bringing the total to 1,435 U.S. medical centers providing Inspire therapy
•Created 12 new U.S. sales territories for the fourth quarter of 2024, bringing the total to 335 U.S. sales territories
•Generated $69.2 million in operating cash for the fourth quarter of 2024, bringing full year 2024 operating cash flow to $130.2 million
•Reaffirms full year 2025 revenue to be in the range of $940 million to $955 million, which would represent year-over-year growth of approximately 17% to 19%
•Introduces full year diluted net income per share guidance of $2.10 to $2.20

"We are thrilled with our strong performance in the fourth quarter, growing revenue 25% year-over-year, delivering nearly $32 million in operating income and increasing diluted net income per share 135% year-over-year," said Tim Herbert, Chairman and Chief Executive Officer of Inspire Medical Systems. "During the quarter, we made steady progress toward the full launch of Inspire V, optimized our leadership team to fuel future growth, continued to improve our profitability, initiated a $75 million accelerated share repurchase program and reached an important milestone with over 90,000 patients treated with Inspire therapy. We look forward to continuing our strong performance in 2025 aided by the launch of Inspire V,” concluded Mr. Herbert.

Fourth Quarter 2024 Financial Results

Revenue was $239.7 million for the three months ended December 31, 2024, a 25% increase from $192.5 million in the corresponding period in the prior year. U.S. revenue for the quarter was $231.6 million, an increase of 22% as compared to the prior year quarter. Fourth quarter revenue outside the U.S. was $8.1 million, an increase of 163% as compared to the fourth quarter of 2023.

Gross margin was 85.0% for the three months ended December 31, 2024, compared to 85.4% for the corresponding prior year period.

Operating expenses increased to $171.8 million for the fourth quarter of 2024, as compared to $155.2 million in the corresponding prior year period, an increase of 11%. This increase primarily reflected ongoing investments in the expansion of the U.S. sales organization and increased general corporate costs.

Operating income was $31.9 million for the fourth quarter of 2024, as compared to $9.3 million for the corresponding prior year period.

Net income was $35.2 million for the fourth quarter of 2024, as compared to $14.8 million for the corresponding prior year period. Adjusted EBITDA was $62.7 million for the fourth quarter of 2024, as compared to $33.0 million in the corresponding prior year period. The diluted net income per share for the fourth quarter of 2024 was $1.15 per share, as compared to $0.49 in the prior year period.

Full Year 2024 Financial Results

Revenue was $802.8 million for full year 2024, a 28% increase from $624.8 million in the prior year. U.S. revenue for the full year was $771.0 million, an increase of 27% as compared to the prior year. Full year 2024 revenue outside the U.S. was $31.8 million, an increase of 71% over full year 2023.

Gross margin was 84.7% for full year 2024, compared to 84.5% for full year 2023.

Operating expenses were $643.7 million compared to $568.5 million for full year 2023, an increase of 13%.

Operating income was $36.1 million compared to an operating loss of $40.3 million for full year 2023.

Net income was $53.5 million for full year 2024 compared to a net loss of $21.2 million for full year 2023. Adjusted EBITDA was $157.8 million for full year 2024, compared to $44.9 million for full year 2023. Diluted net income per share was $1.75 for full year 2024, compared to a loss of $0.72 for full year 2023.

As of December 31, 2024, cash, cash equivalents, and investments increased to $516.5 million from $469.5 million as of December 31, 2023.

Full Year 2025 Guidance

Inspire's previously announced full year 2025 revenue guidance remains between $940 million to $955 million, which represents expected growth of 17% to 19% over full year 2024 revenue of $802.8 million.

Gross margin for the full year is anticipated to be in the range of 84% to 86%.

Inspire is introducing full year 2025 diluted earnings per share guidance of $2.10 to $2.20.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Monday, February 10, 2025, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BI7cf46340089b42e6982e8a18b19d4126. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/kjccafzz/. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA, EU MDR, and PDMA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

We define Adjusted EBITDA as net income or loss, less interest income, plus interest expense, plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense. Net income is the most directly comparable GAAP financial measure to Adjusted EBITDA. We define Adjusted EBITDA margin in this release as Adjusted EBITDA divided by revenue. Net income margin is the most directly comparable GAAP measure to Adjusted EBITDA margin. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because we believe they are useful indicators of our operating performance. Management uses these measures principally as measures of our operating performance and for planning purposes, including the preparation of our annual operating plan and financial projections. We believe these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe these non-GAAP financial measures are useful to our management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered as an alternative to, or superior to, the most directly comparable GAAP financial measures, as measures of financial performance or cash flows from operations, as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using non-GAAP financial measures on a supplemental basis. Our definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding our expectations regarding full year 2025 financial outlook and our strategy and investments to grow and scale our business, including our new organizational structure. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, our history of operating losses and dependency on our Inspire system for revenues; commercial success and market acceptance of our Inspire therapy; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies, technologies and pharmaceuticals in our industry; our involvement in current or future legal disputes or regulatory proceedings; our ability to expand our indications and develop and commercialize additional products and enhancements to our Inspire system; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; our ability to address quality issues that may arise with our Inspire system; our ability to successfully integrate any acquired business, products, or technologies; changes in global macroeconomic trends; challenges experienced by patients in obtaining prior authorization, our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; our business model and strategic plans for our products, technologies and business, including our implementation thereof; the impact of glucagon-like peptide 1 class of drugs on demand for our Inspire therapy; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and as will be further updated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$239,718	$192,508	$802,804	$624,799
Cost of goods sold	35,988	28,054	122,986	96,576
Gross profit	203,730	164,454	679,818	528,223
Operating expenses:
Research and development	30,336	31,052	114,128	116,536
Selling, general and administrative	141,510	124,105	529,607	451,958
Total operating expenses	171,846	155,157	643,735	568,494
Operating income (loss)	31,884	9,297	36,083	(40,271)
Other (income) expense:
Interest and dividend income	(5,552)	(5,870)	(23,247)	(20,560)
Interest expense	22	—	22	—
Other expense (income), net	778	(73)	855	195
Total other income	(4,752)	(5,943)	(22,370)	(20,365)
Income (loss) before income taxes	36,636	15,240	58,453	(19,906)
Income taxes	1,412	477	4,944	1,247
Net income (loss)	35,224	14,763	53,509	(21,153)
Other comprehensive income (loss):
Foreign currency translation (loss) gain	(151)	144	(65)	140
Unrealized (loss) gain on investments	(1,013)	612	(199)	746
Total comprehensive income (loss)	$34,060	$15,519	$53,245	$(20,267)
Basic income (loss) per share	$1.18	$0.50	$1.80	$(0.72)
Diluted income (loss) per share	$1.15	$0.49	$1.75	$(0.72)
Basic weighted average shares outstanding	29,827,947	29,517,375	29,763,395	29,302,154
Diluted weighted average shares outstanding	30,751,338	30,236,821	30,543,274	29,302,154

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$150,150	$185,537
Investments, short-term	295,396	274,838
Accounts receivable, net of allowance for credit losses of $880 and $1,648, respectively	93,068	89,884
Inventories, net	80,118	33,885
Prepaid expenses and other current assets	12,074	9,595
Total current assets	630,806	593,739
Investments, long-term	70,995	9,143
Property and equipment, net	71,925	39,984
Operating lease right-of-use assets	23,314	22,667
Other non-current assets	11,343	11,278
Total assets	$808,383	$676,811
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$38,687	$38,839
Accrued expenses	49,814	39,266
Total current liabilities	88,501	78,105
Operating lease liabilities, non-current portion	30,039	24,846
Other non-current liabilities	148	1,346
Total liabilities	118,688	104,297
Stockholders' equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 200,000,000 shares authorized; 29,740,176 and 29,560,464 shares issued and outstanding at December 31, 2024 and 2023, respectively	30	30
Additional paid-in capital	981,043	917,107
Accumulated other comprehensive income	536	800
Accumulated deficit	(291,914)	(345,423)
Total stockholders' equity	689,695	572,514
Total liabilities and stockholders' equity	$808,383	$676,811

Inspire Medical Systems, Inc.
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands)

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$35,224	$14,763	$53,509	$(21,153)
Interest and dividend income	(5,552)	(5,870)	(23,247)	(20,560)
Interest expense	22	—	22	—
Income taxes	1,412	477	4,944	1,247
Depreciation and amortization	2,478	816	6,550	2,846
EBITDA	33,584	10,186	41,778	(37,620)
Stock-based compensation expense	29,140	22,849	116,007	82,470
Adjusted EBITDA	$62,724	$33,035	$157,785	$44,850

Reconciliation of GAAP Net Income Margin and Non-GAAP Adjusted EBITDA Margin

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income margin(1)	15%	8%	7%	(3)%
Interest and dividend income	(2)%	(3)%	(3)%	(3)%
Interest expense	—%	—%	—%	—%
Income taxes	—%	—%	1%	—%
Depreciation and amortization	1%	—%	1%	—%
Stock-based compensation expense	12%	12%	14%	13%
Adjusted EBITDA margin(2)	26%	17%	20%	7%

(1) Net income margin is calculated as net income (loss) divided by total revenue.
(2) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.